EXHIBIT 23.4

CONSENT

We hereby consent to the references to us under the heading “Validity of the Debt Securities” in the Prospectus constituting a part of the Registration Statement filed by Japan International Cooperation Agency and Japan with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, on March 8, 2017.

Very truly yours,
/s/ Morrison & Foerster LLP

Exh. 23.4-1